Exhibit 99.2

Certain Remarks of Rebecca J. Weber

Urologix, Inc. Teleconference

April 23, 2009

•	Encouragingly, the number of direct accounts that ordered kits grew quarter over quarter and the number of third-party mobile customers remained stable.

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The decrease in the gross profit percentage when compared to the prior quarter is due to an increase in our inventory obsolescence reserve, an increase in the Urologix mobile service as a percentage of revenue, as well as an increase in unabsorbed manufacturing expenses as a result of reduced production due to a planned streamlining of our manufacturing line at the end of the quarter.

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Research and development expenses also decreased due to decreases in product testing and project materials and compensation and benefits, partially offset by increases in consulting and clinical study expenses.

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We ended the third quarter with cash and cash equivalents of $7.6 million, representing approximately $897,000 of cash utilization during the quarter. The increase in our cash utilization quarter over quarter is a result of a pay down in our accounts payable balance of approximately $202,000, as well as an increase in our days sales outstanding. Our days sales outstanding at the end of the third quarter were 42 days, up 2 days when compared to 40 days for the quarter ending December 31, 2008.

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